Exhibit 99.1

Cherokee International Reports Increases in Revenue and Net Income for Second Quarter 2006

     TUSTIN, Calif.--(BUSINESS WIRE)--August 16, 2006--Cherokee International Corporation (NASDAQ:CHRK):

     --   Revenue Increases 24% Year-Over-Year

     -- Net Income Improved to $352,000 from a $1.8 Million Net Loss Year-Over-Year

     Cherokee International Corporation (NASDAQ:CHRK), a leading provider of power supplies, today announced its financial results for the second quarter ended July 2, 2006.
     Net sales for the second quarter of 2006 totaled $38.3 million, up 23.6% compared to $31.0 million for the second quarter of 2005, and up sequentially 6.1% compared to $36.1 million for the first quarter of 2006.
     Net income for the second quarter of 2006 was $0.4 million, or $0.02 per diluted share, compared to a net loss of $1.8 million, or $0.09 per diluted share for the second quarter a year ago, and was down sequentially from $0.8 million of net income in the first quarter or $0.04 per diluted share.
     Second quarter net sales indicate a general improvement in end market demand, reflected in the 22% increase in our backlog for this quarter compared to the second quarter of 2005 and new design wins. Gross profit for the quarter was $8.1 million, up 29% compared to $6.3 million for the same period in 2005. Gross margin for the second quarter was 21.2%, up from 20.4% realized in the second quarter of 2005. The increase in gross profit was due primarily to the increase in company-wide revenues and better utilization of labor.
     Operating expenses were $7.1 million for the second quarter 2006 compared to $7.3 million for the second quarter of 2005, and $6.6 million for the first quarter of 2006. During the second quarter, the company incurred $0.4 million of legal and professional fees related to the investigation of certain unauthorized payments by employees of the company's Indian subsidiaries. The company remains committed to actively managing its operating expenses.
     "We were pleased with our top line sales growth in the quarter," commented Jeffrey M. Frank, Cherokee's Chief Executive Officer. "This represents our third quarter in a row of increased revenue growth. We continue to work hard to improve our gross margins with a variety of initiatives."
     For the six months ended July 2, 2006, net sales totaled $74.4 million, compared to $63.0 million for the same period in 2005. Net income for the six months ended July 2, 2006 was $1.2 million, or $0.06 per diluted share, compared to a net loss of $1.1 million, or $0.06 per diluted share loss for the six months ended July 3, 2005.

     Conference Call Information

     The senior management of Cherokee will hold a conference call tomorrow, Thursday, August 17, 2006 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
     Investors who prefer to dial into the conference may call 800-289-0529 or 913-981-5523 for International callers. The passcode for both is 7736647. Please call in 10 minutes before the start of the call.
     A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-203-1112, and 719-457-0820 for International callers. Passcode for the telephone replay is 7736647. The telephone replay will be available through August 24, 2006.

     About Cherokee International Corporation

     Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

     Safe Harbor Statement

     Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                  Three Months Ended Six Months Ended
                                  ------------------ -----------------
                                   July 2,  July 3,  July 2,  July 3,
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Net sales                          $38,314  $30,992  $74,411  $63,002
Cost of sales                       30,179   24,680   57,760   49,048
                                  --------- -------- -------- --------
  Gross profit                       8,135    6,312   16,651   13,954
                                  --------- -------- -------- --------
Operating Expenses:
  Engineering and development        2,323    2,350    4,643    4,706
  Selling and marketing              1,708    2,040    3,021    4,002
  General and administrative         3,060    2,956    6,064    6,176
  Gain from insurance proceeds           -        -        -   (2,490)
                                  --------- -------- -------- --------
  Total operating expenses           7,091    7,346   13,728   12,394
                                  --------- -------- -------- --------
  Operating income                   1,044   (1,034)   2,923    1,560

Interest expense                      (657)    (698)  (1,354)  (1,392)
Other income, net                      101       52      192       25
                                  --------- -------- -------- --------
Income (loss) before income taxes      488   (1,680)   1,761      193
Provision for income taxes             136       93      582    1,341
                                  --------- -------- -------- --------
Net income (loss)                     $352  $(1,773)  $1,179  $(1,148)
                                  ========= ======== ======== ========

Income (loss) per share:
  Basic                              $0.02   $(0.09)   $0.06   $(0.06)
  Diluted                            $0.02   $(0.09)   $0.06   $(0.06)

Weighted average shares
 outstanding:
  Basic                             19,292   19,221   19,276   19,214
  Diluted                           19,372   19,221   19,324   19,214



                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                                   July 2,  January 1,
                                                    2006      2006
                                                  --------- ----------
ASSETS

Current Assets:
Cash and cash equivalents                          $12,923    $10,543
Accounts receivable, net                            25,036     24,999
Inventories, net                                    30,042     26,851
Prepaid expenses and other current assets            2,794      1,679
Deferred income taxes                                    -         19
                                                  --------- ----------
    Total current assets                            70,795     64,091

Property and equipment, net                         19,432     19,268
Deposits and other assets                            1,288      1,296
Deferred financing costs, net                          281        346
Goodwill                                             6,317      6,317
                                                  --------- ----------
                                                   $98,113    $91,318
                                                  ========= ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                   $14,104    $11,658
Accrued liabilities                                  5,525      6,028
Accrued compensation and benefits                    6,636      5,326
Accrued restructuring costs                            405        424
                                                  --------- ----------
    Total current liabilities                       26,670     23,436

Long-term debt                                     $24,485    $24,485
Long-term debt payable to affiliates                22,145     22,145
                                                  --------- ----------
    Total long-term debt                            46,630     46,630

Other long-term obligations                         $5,612     $4,790

Common stock                                           $19        $19
Paid-in capital                                    184,277    183,871
Accumulated deficit                               (167,719)  (168,898)
Accumulated other comprehensive income               2,624      1,470
                                                  --------- ----------
                                                    19,201     16,462
                                                  --------- ----------
    Net stockholders' equity                       $98,113    $91,318
                                                  ========= ==========


     CONTACT: Cherokee International Corporation
              Lin Fox, Chief Financial Officer, 714-508-2043 lin.fox@cherokeepwr.com or
              Ann Jones (Investor Relations), 714-227-0391 info@cherokeepwr.com